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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NEWMARKET CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEWMARKET CORPORATION

330 South Fourth Street

Richmond, Virginia 23219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of NewMarket Corporation will be held in the Virginia Historical Society building, 428 N. Boulevard, Richmond, Virginia, on Thursday, April 22, 2010, at 10:00 a.m., Eastern Daylight Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect a board of directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting is February 22, 2010. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Your vote is very important to us. Regardless of whether you expect to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the Internet, as described in the Notice of Internet Availability of Proxy Materials. If you are present at the meeting and hold shares in your name, you may vote in person even if you have previously submitted your proxy by mail, by telephone or over the Internet. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting, you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

By Order of the Board of Directors

M. RUDOLPH WEST, Secretary

March 3, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2010

The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.envisionreports.com/NEU.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

NEWMARKET CORPORATION

Approximate date of mailing — March 3, 2010

Date, Time and Place of Annual Meeting

The annual meeting of shareholders of NewMarket Corporation is scheduled to be held as follows:

Date:	Thursday, April 22, 2010

Time:	10:00 a.m., Eastern Daylight Time

Place:	Virginia Historical Society
428 N. Boulevard
Richmond, Virginia 23221

Proposals to be Considered at the Annual Meeting

At the annual meeting, you will be asked to consider and vote on the following proposals:

•	to elect seven directors;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	to transact such other business as may properly come before the annual meeting.

In the event that a quorum is not present at the annual meeting, you may also be asked to vote upon a proposal to adjourn or postpone the annual meeting to solicit additional proxies.

Record Date

Our Board of Directors has fixed the close of business on February 22, 2010 as the record date for the annual meeting and only holders of record of NewMarket common stock on the record date are entitled to vote at the annual meeting. On the record date, there were outstanding 15,043,239 shares of NewMarket common stock.

Voting Rights and Quorum

Each share of NewMarket common stock is entitled to one vote. The presence in person or representation by proxy of holders of a majority of the shares of NewMarket common stock issued and outstanding as of the close of business on February 22, 2010 will constitute a quorum at the annual meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

•

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of NewMarket common stock voted in the election of directors. Withheld votes will have no effect in the election of nominees for directors.

•

The appointment of PricewaterhouseCoopers LLP will be ratified if the votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions will have no effect on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

If you hold your shares of NewMarket common stock in street name through a brokerage account, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting in the absence of your voting instructions. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” We believe that the ratification of the appointment of our independent registered public accounting firm is a routine matter on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. We believe that the election of directors is not a routine matter. When a matter is not routine and brokers have not received voting instructions from their clients, brokers cannot vote the shares on that matter.

Voting and Revocation of Proxies

After carefully reading and considering the information contained in the proxy statement, you should vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials (the “Notice”). Alternatively, you may vote by telephone or order a paper copy of the proxy materials at no charge on or before April 12, 2010 by following the instructions provided in the Notice. You can also vote in person at the meeting. The Notice and identification will be required to vote in person at the meeting.

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” all director nominees and “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and in the discretion of the proxy holders on any other matters that properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the annual meeting, including adjournments or postponements to permit further solicitations of proxies.

Until exercised at the annual meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to NewMarket at its principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary;

•	by changing your vote or revoking your proxy by telephone or over the Internet;

•	if you hold shares in your name, by attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions; or

•

if you hold shares in street name with your broker or by a nominee, by obtaining a legal proxy from the institution that holds your shares, attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you decide to vote by completing, signing, dating and returning a proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet.

Solicitation of Proxies

The accompanying proxy is being solicited by our Board of Directors, and we will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of NewMarket common stock held of record by those persons, and we may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services. We have engaged The Altman Group, Inc., a proxy solicitation firm, to assist in the solicitation of proxies. We will pay that firm $5,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify The Altman Group, Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has recommended to our Board of Directors, and our Board of Directors has approved, the persons named below as nominees for election to our Board of Directors. Each of the nominees presently serves as a director. Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as our Board of Directors may designate). Our Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

Phyllis L. Cothran; age 63; director since 1995; retired, having previously served as President and Chief Operating Officer of Trigon Healthcare, Inc., formerly Blue Cross and Blue Shield of Virginia (health insurance company).

Mark M. Gambill; age 59; director since 2009; Managing Director and Chairman of Cary Street Partners (financial advisory and wealth management firm), having previously worked for Wheat First Securities from 1972, including serving as chairman of the underwriting committee, until it was sold to First Union Corporation (now Wachovia Corporation) in 1998. Other directorships: Speedway Motorsports, Inc. and Triangle Capital Corporation.

Bruce C. Gottwald; age 76; director since 1962; Chairman of the Board and Chairman of the Executive Committee since June 1, 2001, having previously served as Chief Executive Officer and Chairman of the Board of Ethyl Corporation.

Thomas E. Gottwald; age 49; director since 1994; President and Chief Executive Officer of NewMarket since March 3, 2004, having previously served as President and Chief Executive Officer of Ethyl Corporation from June 1, 2001 through June 30, 2004 and President and Chief Operating Officer of Ethyl prior thereto.

Patrick D. Hanley; age 65; director since 2004; retired, having previously served as Senior Vice President-Finance and Accounting of UPS Ground Freight, Inc., formerly Overnite Corporation (truckload and less-than-truckload carrier and wholly owned subsidiary of United Parcel Service, Inc.), also having previously served as Director, Senior Vice President and Chief Financial Officer of Overnite Corporation. Other directorship: Xenith Bankshares, Inc.

James E. Rogers; age 64; director since 2003; President of SCI Investors Inc. (private equity investment firm). Other directorship: Owens & Minor, Inc.

Charles B. Walker; age 71; director since 1989; retired, having previously served as Vice Chairman of the Board of Albemarle Corporation (specialty chemicals company) from June 14, 2002 through January 31, 2003 and Vice Chairman of the Board and Chief Financial Officer of Albemarle Corporation prior thereto.

Our Board of Directors recommends that you vote “FOR” all of the nominees listed above.

Board of Directors

Our company is managed under the direction of our Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance.

Independence of Directors

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has affirmatively determined that each of the following directors is “independent” under the general listing standards of the New York Stock Exchange, the exchange on which shares of NewMarket common stock are listed, and our Corporate Governance Guidelines: Messrs. Gambill, Hanley, Rogers and Walker, and Ms. Cothran. Our Board has adopted categorical standards, as part of our Corporate Governance Guidelines, to assist it in making determinations of independence. Each of the directors identified as independent in this proxy statement meets these standards. A copy of these standards is attached as Annex A to this proxy statement.

In reaching its determination that Mr. Gambill is independent, our Board of Directors considered certain relationships with Mr. Gambill. Mr. Gambill is Managing Director and Chairman of Cary Street Partners, which in the past has provided consulting services to us. Cary Street Partners has not provided any consulting services to us since October 2007. In addition, the wife of our President currently leases space for business purposes for $500 per month from Mr. Gambill. The Board of Directors has concluded that neither of these relationships constituted material relationships with us for purposes of its determination that Mr. Gambill is independent.

Board Meetings

Our Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting our company and to act on matters requiring board approval, and may hold special meetings between scheduled meetings when appropriate. During 2009, our Board held six meetings. During 2009, each of the directors attended at least 75 % of the aggregate of (1) the total number of meetings of all committees of our Board on which the director then served and (2) the total number of meetings of our Board of Directors.

Meetings of Non-Management Directors; Presiding Director

Our Corporate Governance Guidelines require that the non-management members of our Board of Directors meet in executive session at each regularly scheduled board meeting. Our Board of Directors has determined that a presiding director should chair all meetings of non-management directors, as provided in our Corporate Governance Guidelines. The presiding director position will rotate among the chairs of each of the independent board committees in the following order: Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. During those meetings, the presiding director has the responsibilities to lead the meeting, set the agenda and determine the information to be provided to the other non-management directors at the meeting. Shareholders and other interested persons may contact any of the non-management directors through the method described in “—Communications with Our Board” below. Our Corporate Governance Guidelines also require that the independent members of our Board of Directors meet in executive session at each regularly scheduled board meeting.

Director Attendance at Annual Meeting

Our policy is that directors attend the annual meeting of shareholders each year. All directors, who were directors on the date of last year’s annual meeting of shareholders, attended last year’s annual meeting of shareholders.

Communications with Our Board

Our Board of Directors unanimously has approved a process for shareholders to send communications to the Board and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of our Board, the non-management directors or a specified individual member of our Board in writing by mail c/o NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chief Legal Officer. All communications will be forwarded to our Board of Directors, the specified committee of our Board or the specified individual director, as appropriate. We screen all regular mail for security purposes.

Committees of Our Board

Our Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

Executive Committee

The Executive Committee currently consists of Messrs. Bruce C. Gottwald (Chairman), Thomas E. Gottwald and Rogers. During 2009, the Executive Committee did not meet. The Executive Committee exercises all of the powers of our Board of Directors in the management of the ordinary business of our company when our Board of Directors is not in session.

Audit Committee

Messrs. Walker (Chairman), Gambill and Hanley and Ms. Cothran currently serve on the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. During 2009, the Audit Committee met on five occasions. The primary function of the Audit Committee is to assist our Board of Directors in discharging its oversight responsibilities relating to our accounting, reporting, including our internal control over financial reporting, and financial practices by monitoring:

(1)	these practices, generally,

(2)	the integrity of the financial statements and other financial information provided by us to any governmental body or the public,

(3)	our compliance with legal and regulatory requirements,

(4)	our independent registered public accounting firm’s qualifications and independence and

(5)	the performance of our independent registered public accounting firm and internal audit function.

The Audit Committee, among other things, approves the engagement of our independent registered public accounting firm, subject to shareholder ratification. For a further description of the Audit Committee’s specific responsibilities, see the Audit Committee’s charter. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has determined that each of the members of the Audit Committee is “independent,” as that term is defined under the enhanced independence standards for Audit Committee members in the Securities Exchange Act of 1934 (the Exchange Act) and the rules thereunder, as incorporated into the listing standards of the New York Stock Exchange, and in accordance with our Audit Committee charter. Our Board of Directors has also determined that each of the members of the Audit Committee is an “Audit Committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002. Our Board has further determined that each of the members of the Audit Committee is financially literate and that each of the members of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Compensation Committee

Messrs. Rogers (Chairman), Hanley and Walker and Ms. Cothran currently serve on the Compensation Committee. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. During 2009, the Compensation Committee met on four occasions. This committee approves the compensation of our directors, management-level employees and, together with all of our independent directors, approves the compensation of our Chief Executive Officer. It also approves all bonus awards, certain consultant agreements and initial salaries of new management-level personnel and grants awards under the 2004 Incentive Plan. The committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. The committee has the sole authority to approve the fees and other retention terms of any such consultant or advisor. The committee may form and delegate its authority to subcommittees where appropriate. For a discussion of the objectives and philosophy of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 11.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Hanley (Chairman), Gambill and Rogers and Ms. Cothran. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met on two occasions during 2009. This committee develops and recommends to our Board of Directors appropriate corporate governance guidelines and policies, monitors and evaluates the implementation of these guidelines and policies, identifies individuals qualified to act as directors and recommends director candidates to our Board for nomination by our Board.

Nominating and Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of our Board based on the skills and experience of individual board members as well as the skills and experience of our Board as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs.

Director Candidate Recommendations and Nominations by Shareholders. The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominating and Corporate Governance Committee through the method described under “—Communications with Our Board” above. In addition, in accordance with our amended bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors so long as that shareholder complies with the procedures set forth in our amended bylaws and summarized in “Shareholder Proposals” beginning on page 30. There are no differences in the manner in which the committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating and Corporate Governance Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance, that outlines the principles, policies and laws that are intended to guide our directors, officers and employees (including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer). We maintain several methods for the reporting of violations of our Code of Business Conduct and Ethics or other concerns, including a toll-free hotline. We prohibit retaliation of any kind against employees for good faith reports of ethical violations.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Business Conduct and Ethics applicable to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting this information on our Internet website.

Availability of Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance and in print to any shareholder upon request by contacting our corporate secretary as described in “Certain Matters Relating to Proxy Materials and Annual Reports — Notice of Internet Availability of Proxy Materials” on page 31.

Compensation of Directors

Our Board determines the form and amount of compensation for our non-employee directors based on the recommendation of the Compensation Committee, which conducts an annual review of compensation for our non-employee directors. As part of its review, the Compensation Committee considers whether a director’s independence will be jeopardized (1) if director compensation and perquisites exceed customary levels, (2) if our company makes charitable contributions to organizations with which a director is affiliated or (3) if our company enters into contracts with, or provides other indirect forms of compensation to, a director or organization with which a director is affiliated.

The following table and related footnotes present information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2009 and information relating to Mr. Thomas E. Gottwald’s retirement benefit as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(2) ($)	All Other Compensation ($)	Total ($)

Phyllis L. Cothran	$59,000	$20,653	$0	$7,181	$0	$86,834

Mark M. Gambill	54,500	20,653	—	—	0	75,153

Bruce C. Gottwald	177,500	20,653	0	3,502	0	201,655

Patrick D. Hanley	63,000	20,653	0	—	0	83,653

James E. Rogers	48,500	20,653	0	—	0	69,153

Sidney Buford Scott (3)	32,000	—	0	1,037	0	33,037

Charles B. Walker	62,500	20,653	0	5,024	0	88,177

(1)	Represents (a) the dollar amount we recognized for financial reporting purposes with respect to the fiscal year ended December 31, 2009 and (b) the grant date fair market value of the 297 shares of NewMarket common stock in each case computed in accordance with FAS 123R of the shares of NewMarket common stock awarded to each non-employee director under the terms of our 2004 Incentive Plan. For a description of this plan, see “—2004 NewMarket Corporation Incentive Compensation and Stock Plan” below.
(2)	Represents the aggregate change in the actuarial present value from January 1, 2009 to December 31, 2009 of the retirement benefits described under “Directors’ Retirement Benefits” below for eligible directors. The current actuarial present value of this benefit for Mr. Thomas E. Gottwald is zero based on his actuarial life expectancy and assumed board retirement age. Messrs. Gambill, Hanley and Rogers are not eligible for this benefit.
(3)	Mr. Scott retired as Director when his term ended at the 2009 annual meeting.

Non-Employee Directors’ Fees

During 2009, we paid each of our non-employee directors (a) $1,500 for attendance at each board meeting and (b) $1,500 for attendance at each meeting of a committee of our Board of Directors of which he or she is a member. In addition, we paid each the following quarterly retainers: (a) $7,500 to our non-employee directors; (b) $35,000 to our Chairman of the Board; (c) $1,250 to each member of our Audit Committee and $2,500 to the Chairman of our Audit Committee; (d) $1,250 to the Chairman of our Compensation Committee; and (e) $1,250 to the Chairman of our Nominating and Corporate Governance Committee. Each non-employee director was eligible for an annual stock grant of $20,000. We do not pay retainer or attendance fees to employee members of our Board of Directors for their service on our Board or its committees.

Directors’ Retirement Benefits

Any director who was elected to our Board on or before February 23, 1995 and who retires from our Board will receive $12,000 per year for life after age 60. The $12,000 is payable in quarterly installments. The retirement payments to former directors may be discontinued under certain circumstances. Of our current directors, Messrs. Bruce C. Gottwald, Thomas E. Gottwald and Charles B. Walker, and Ms. Phyllis L. Cothran are eligible for this benefit upon their retirement after age 60.

2004 NewMarket Corporation Incentive Compensation and Stock Plan

Under the 2004 Incentive Plan, each non-employee director is awarded on each July 1 that number of whole shares of NewMarket common stock that, when multiplied by the closing price of NewMarket common stock on the immediately preceding business day, as reported in The Wall Street Journal, equal as nearly as possible but do not exceed $20,000. The shares of NewMarket common stock awarded under the 2004 Incentive Plan are nonforfeitable and the recipient directors immediately and fully vest in the NewMarket common stock issued under 2004 Incentive Plan. Subject only to the limitations on transfer as may be specified by applicable securities laws, directors may sell their shares acquired pursuant to the 2004 Incentive Plan at any time.

Certain Relationships and Related Transactions

Thomas E. Gottwald, President, Chief Executive Officer and director of our company, is a son of Bruce C. Gottwald, Chairman of the Board of Directors of our company. The members of the family of Bruce C. Gottwald may be deemed to be control persons of our company.

Our policy is to require that any transaction with a related person required to be reported under applicable Securities and Exchange Commission rules be reviewed and approved or ratified by a committee consisting of independent directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review related person transactions on a case-by-case basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of the forms required by Section 16(a) of the Exchange Act that we have received, we believe that there has been compliance with all filing requirements applicable to our officers and directors and beneficial owners of greater than 10% of NewMarket common stock.

Stock Ownership

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of January 31, 2010, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class
Common Stock	Bruce C. Gottwald 330 South Fourth Street Richmond, Virginia 23219	1,685,304	(a)	11.08%

	BlackRock, Inc. 40 East 52 nd Street New York, NY	832,221	(b)	5.47%

	Floyd D. Gottwald, Jr. 330 South Fourth Street Richmond, Virginia 23219	822,770	(c)	5.41%

	LSV Asset Management 1 N. Wacker Drive Suite 4000 Chicago, Illinois 60606	802,481	(d)	5.23%

(a)	As of January 31, 2010, Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 18,731 shares held by his wife and 33,220 shares held in a charitable foundation as to which he disclaims beneficial ownership. This amount does not include an aggregate of 1,068,372 shares (7.02%) of NewMarket common stock beneficially owned by the adult sons of Bruce C. Gottwald or an aggregate of 637,220 shares (4.19%) beneficially owned by three separate trusts of which each of the adult sons of Bruce C. Gottwald and his wife are co-trustees. Bruce C. Gottwald and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of NewMarket common stock.
(b)	Information provided is based solely on Schedule 13G filed on January 29, 2010 by BlackRock, Inc., which has sole voting and dispositive power over all 832,221 shares.
(c)	Information provided is based solely on Schedule 13G filed on February 12, 2010 by Floyd D. Gottwald, Jr., who has sole voting and investment power over all of the shares except 33,220 shares held in a charitable foundation as to which he disclaims beneficial ownership. This amount does not include any shares of NewMarket common stock beneficially owned by the adult sons of Floyd D. Gottwald, Jr. Floyd D. Gottwald, Jr. and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of NewMarket common stock.
(d)	Information provided is based solely on Schedule 13G filed on February 11, 2010 by LSV Asset Management, which has sole voting and dispositive power over all 802,481 shares.

Directors and Executive Officers

The following table sets forth as of January 31, 2010, the beneficial ownership of NewMarket common stock by all of our directors, our Chief Executive Officer and our other executive officers listed under “Compensation of Executive Officers” on page 19 and all of our directors and current executive officers as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power(1)	Number of Shares with Shared Voting and Investment Power		Total Number of Shares	Percent of Class(2)

Phyllis L. Cothran	3,989	—		3,989

Steven M. Edmonds	3,148	—		3,148

David A. Fiorenza	3,839	—		3,839

Mark M. Gambill	1,027	—		1,027

Bruce C. Gottwald	1,633,353	51,951	(3)	1,685,304	11.08%

Thomas E. Gottwald	407,139	32,958	(4)	440,097	2.89%

Patrick D. Hanley	1,450	1,000		2,450

Bruce R. Hazelgrove, III	20,107	1,097		21,204

C. S. Warren Huang	14,315	—		14,315

James E. Rogers	4,204	—		4,204

Charles B. Walker	15,020	—		15,020

Directors and executive officers as a group (14 persons)	2,120,772	87,006		2,207,778	14.49%

(1)	The amounts in this column include shares of NewMarket common stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of January 31, 2010, pursuant to the exercise of options granted under the 1982 Stock Option Plan: Thomas E. Gottwald: 30,000 shares; and the directors and current executive officers as a group: 30,000 shares.
(2)	Except as indicated, each person or group owns less than 1% of NewMarket common stock.
(3)	Mr. Bruce C. Gottwald disclaims beneficial ownership of all 51,951 of such shares.
(4)	Mr. Thomas E. Gottwald disclaims beneficial ownership of all 32,958 of such shares.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation philosophy is to create a long-term direct relationship between pay and our performance. Our executive compensation program is designed to provide a balanced total compensation package over the executive’s career with our company. The compensation program objectives are to attract, motivate and retain the qualified executives that help ensure our future success, to provide incentives for increasing our profits by awarding executives when individual and corporate goals are achieved and to align the interests of executives and long-term shareholders. The compensation package of our named executive officers consists of three main elements:

1.	base salary near the 50th percentile among peer group companies;

2.	discretionary annual bonus awards payable in cash and tied in part to the satisfaction of corporate and individual objectives;

3.	benefit plans designed to promote long-term employment.

The Company also has the ability to make awards of stock options and other equity-based grants intended to achieve unity of interest between executives and shareholders. The Company has not made any equity-based grants since 2002. The Committee continues to evaluate the need and effectiveness of stock-based compensation on an annual basis.

Process for Setting Executive Compensation

The Compensation Committee, referred to as the Committee in this discussion, is responsible for developing and overseeing the implementation of our philosophy with respect to the compensation of executives and for monitoring the implementation and results of the compensation philosophy to ensure compensation remains competitive, creates proper incentives to enhance shareholder value and rewards superior performance. The Committee annually reviews and approves for each named executive officer, and particularly with regard to the Chief Executive Officer, all components of the executive’s compensation. The Committee has the discretion to award annual bonuses to each of the named executives, and reviews and approves the process and factors (including individual and corporate performance measures and actual performance versus such measures) used by the Chief Executive Officer to recommend such awards. Additionally, the Committee reviews and approves the base salary, equity-incentive awards (if any) and any other special or supplemental benefits of the named executive officers. All of our independent directors also approve the Chief Executive Officer’s compensation.

The Chief Executive Officer annually provides the Committee a written evaluation of each named executive officer’s performance, based in part on the individual performance goals and objectives developed by the Chief Executive Officer at the beginning of the year, as well as other factors. The Chairman of the Board provides a written evaluation for the Chief Executive Officer. These evaluations serve as the bases for the annual bonus recommendations which are submitted to the Committee for each named executive, as described more fully below under “Program Components – Annual Bonus.”

Under its charter, the Committee has the sole authority to retain and terminate one or more compensation consultants or other advisors to assist it with its duties. For 2009, the Committee engaged Frederic W. Cook & Co., Inc. (“FWC”) as its compensation consultant to advise it on our executive compensation program and to provide it with market benchmarking data. FWC provided the Committee comparative market data on compensation practices and programs of competitors and companies of comparable size. The Committee provided instructions to FWC pertaining to the scope of work to be performed but did not direct the manner in which the work was performed.

Peer Group and Compensation Targets

With the assistance of FWC, the Committee selected a compensation peer group of companies similar to us in size or business. The peer group is used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have businesses that compete with us for executive talent. The Committee reviews benchmark data prepared by FWC to ensure that our executive compensation program is competitive.

The following 12 companies comprise the peer group used in connection with 2009 compensation: Albemarle Corporation, Arch Chemicals, Inc., Compass Minerals Group, Inc., Fuller, Innospec, Lubrizol, Minerals Technologies Inc., OM Group, Inc., A. Schulman, Inc., Sensient Technologies Corporation, Stepan Company and Tredegar Corporation.

For Mr. Huang for 2009, the market information used by the Compensation Committee was based on published compensation surveys for similarly-sized companies within our industry, rather than the peer group data described above, as peer group data generally was not available for a position equivalent to Mr. Huang’s, i.e., the president of a primary operating subsidiary.

Program Components

Our executive compensation program consists of the following elements:

Base Salary

Our base salary structure is designed to encourage internal growth, attract and retain new talent, and reward strong leadership that will sustain our growth and profitability. We seek to pay base salaries near the 50th percentile for peer group companies and have historically found that maintaining salaries within a 15% range of that percentile allows us to retain our existing executives and hire the desired caliber of new talent when required. The base salary for each named executive officer reflects our past and current operating profits, the named executive officer’s individual contribution to our success throughout his career, internal pay equity and market data regarding comparable positions within peer group companies. In determining and setting base salary, the Committee considers all of these factors, though it does not assign specific weights to any factor.

Our annual review of market data regarding compensation paid by the peer group companies revealed that the median base salaries of our named executive officers for 2009 were slightly lower than the market midpoint, ranging from between 80% to 98% of the median base salary for executives in comparable positions. In 2009, the named executive officers received median raises in salary equal to 3.8%. Overall, the salary increases fell within the 2009 merit increase guidelines for rewarding performance based upon the accomplishment of the goals and objectives established at the beginning of the year. The Committee generally considers revisions to base salary for each named officer one year after the last change to base salary for that officer.

Annual Bonus

The objectives of our Management Bonus Plan, which became effective January 1, 2003 and which we refer to in this proxy statement as the Bonus Plan, are to encourage and reward our employees, including the named executive officers, who contribute to and participate in our success by their invention, ability, industry, leadership, loyalty or exceptional service and to recruit additional executives who will contribute to that success.

Each of our named executive officers is eligible for consideration for an annual cash award under the Bonus Plan. The Chief Executive Officer makes recommendations regarding bonus awards for the named executive officers and the Chairman of the Board provides the bonus recommendation for the Chief Executive Officer. However, the Committee has sole and final authority and discretion in designating to whom awards are made, the size of the award, if any, and its terms and conditions. The bonus recommendation for each of the named executive officers depends on a number of factors, including (i) the overall size of the bonus pool for the year, (ii) the satisfaction of certain individual and corporate performance measures, and (iii) other factors, such as the executive’s total cash compensation in relation to the total cash compensation for similarly situated executives in the company’s peer group and individual performance of the executive. How these factors influence the bonus recommendations is discussed in further detail below.

Bonus Pool. The annual bonus pool is calculated as a percentage of operating profit excluding nonrecurring items. Since the Bonus Plan’s inception we have used operating profit as the financial indicator from which to create the bonus pool. The Committee believes that operating profit effectively represents the quality and quantity of corporate performance for determining whether bonuses should be given in the existing environment.

The percentage of operating profit used to fund the bonus pool is determined on an annual basis and may change from year to year. The Company’s internal compensation team, led by the Vice President – Corporate Resources, initially develops a preliminary percentage based on projected operating profit for the year through its annual budgeting and planning process. The final percentage is recommended to the Committee by the Chief Executive Officer and is considered and approved by the Committee after the fiscal year has ended and before bonuses are paid. For the 2009 fiscal year, the Chief Executive Officer recommended and the Committee approved a bonus pool equal to 4% of operating profit. The actual bonuses paid for any given fiscal year may be less than (but not greater than) the bonus pool that is approved for the year. Because our actual operating profit for 2009 substantially exceeded our expectations, we were able to pay bonuses for 2009 that fully accomplished our compensation objectives, while amounting to substantially less than the authorized bonus pool. Actual bonuses paid for 2009 totaled approximately 2% of our 2009 operating profit.

Annually, the Company’s internal compensation team also develops target bonus opportunities for each of the senior executives. For 2009, the target bonus opportunity for each of the named executive officers was equal to 52% of each executive’s 2009 base salary. In approving the amount of the bonus to each named executive officer, the Committee does not set any formal minimum or maximum bonus amounts.

Measuring Individual Performance and Corporate Performance. Each named executive is initially eligible to receive a percentage of the final target bonus opportunity based on the satisfaction of certain individual and corporate performance measures. For executive-level employees (including the named executives), corporate performance measures are weighted more heavily than individual performance measures. This practice ensures that managers who have the most influence over corporate results receive awards that are primarily based on corporate results. For 2009, 80% of each named executive’s final target bonus opportunity (the “target corporate performance component”) was based on the Company’s performance with respect to certain corporate performance measures and 20% (the “target individual performance component”) was based on the satisfaction of certain individual performance goals.

Corporate performance measures for the named executives are generally based on the Company’s annual operating plan goals for the fiscal year. However, the Chief Executive Officer may look to and take into account corporate performance measures other than the annual operating plan goals. In formulating his bonus recommendations for the named executives, the determination of which corporate performance measures to take into account, the weighting of those measures and the relevant level of Company performance versus those measures is ultimately made by the Chief Executive Officer in his discretion. The Chief Executive Officer may recommend that up to 100% of the target corporate performance component for each named executive be paid.

The principal corporate performance measures which the Chief Executive Officer proposed to the Committee and which the Committee considered in determining the 2009 bonuses payable to the named executive officers were:

•	An increase in earnings from continuing operations, excluding special item consisting of a loss on interest rate swaps.

•	The Company’s safety performance rating for 2009 ranked among the best in its industry.

Based on these measures and the Company’s performance with respect to these measures, the Chief Executive Officer recommended payment at 100% of the target corporate performance component for each of the named executive officers for 2009.

At the beginning of each year, senior management (including the named executive officers) establishes individual goals and objectives for the upcoming year. The goals and objectives are reviewed by the Chief Executive Officer. After the end of each year, each named executive officer receives an annual performance review and is assigned a rating based on individual performance. The rating determines the percentage of the target individual performance component which the Chief Executive Officer will take into account in formulating his bonus recommendation for each executive. For 2009, the possible ratings for each named executive officer ranged from 1 to 4, with 1 corresponding to a recommended payout percentage for the individual performance component of the 2009 bonus at 150% of target, 2 to a recommended payout at 100% of target, 3 to a recommended payout at 50% of target, and 4 to no recommended payout.

The individual goals for the named executives are generally qualitative rather than quantitative in nature and cover a broad array of performance measures for each executive. Examples of the individual performance goals established for each of the named executive officers for 2009 were as follows:

Mr. Gottwald: Meet annual operating plan profit and volume targets for the Company and various subsidiaries; improve the Company’s safety and environmental performance; evaluate the Company’s capital structure and balance this with the outlook for acquisitions and business performance; complete Company’s Foundry Park I project on time and on budget.

Mr. Fiorenza: Direct the Company’s acquisition activities; implement enhancements to the comprehensive internal audit function that identifies and manages NewMarket’s risks; implement corporate governance programs across all functions; increase process efficiencies within the Treasury group.

Mr. Huang: Meet established 2009 budget projections (i.e. volume, gross profit, and operating profit); continue to improve Afton’s health, safety and environmental performance; implement Afton’s long term strategy on the regional and functional levels; streamline Afton’s business processes.

Mr. Edmonds: Develop business and legal ethics training program for NewMarket employees; manage litigation activity and contain expenses for legal services; update NewMarket’s contract policy and implement an electronic contract approval policy.

Mr. Hazelgrove: Deliver Foundry Park I project meeting all schedule objectives; develop plans for organizational structure within the Company and its subsidiaries; review the Company’s information technology platforms; review the Company’s employee benefit plans to explore design alternatives.

For 2009, based on the assessment of their performance versus these goals, each of the named executive officers received an individual performance rating of 1. This increased the size of their initial recommended bonus opportunities from 52% to 57% of their 2009 annual base salaries.

Other Factors. The Chief Executive Officer arrives at an initial recommended bonus amount for each of the named executive officers based on the target opportunities and examination of the individual and corporate performance factors described above. Subject to the overall size of the bonus pool, the Chief Executive Officer then proposes adjustments to the initial bonus amounts based on a combination of factors, the most important of which are: (a) the executive’s position and responsibilities, (b) the relationship between (i) the cash compensation levels payable to the executive and (ii) the total cash compensation amounts paid to similarly situated executives in the Company’s peer group; and (c) individual performance of the executive. The Chief Executive Officer then presents and recommends these adjusted amounts to the Committee for approval.

The Committee examines the relationship between the total cash compensation payable to the named executives (based on the recommended bonus amounts) and the peer group midpoint for total cash compensation and uses the peer group data in context to ensure that recommended bonus payouts for each of the named executives are reasonable and appropriate. For 2009, the initial bonus payouts for each of the named executives determined under the process described above would have resulted in total cash compensation for each of the named executives that was substantially beneath the market midpoint for total cash compensation for similarly situated executives in the Company’s peer group. As a result, the Chief Executive Officer proposed increases to the bonus numbers produced by the process described above for each of the named executive officers for 2009. After this adjustment, the recommended bonus amounts for each named executive other than Mr. Huang placed each executive near the 50th percentile of total cash compensation for his peer group counterpart for 2009. Mr. Huang’s total cash compensation for 2009 (after adjustment of his recommended bonus amount and including his 2009 retention payments described below) was approximately 25% above the 50th percentile of total cash compensation for his market-competitive counterparts. The higher total cash compensation for Mr. Huang reflected the special importance the Company places on Mr. Huang’s services to the Company, as described more fully in “Agreements with Executive Officers” below. The final recommended bonus amounts for each of the named executives as a percentage of each executive’s 2009 base salary were as follows: Mr. Gottwald, 88%; Mr. Fiorenza, 66%; Mr. Huang, 125%; Mr. Edmonds, 75%; and Mr. Hazelgrove, 99%.

Committee approval. In reaching its determination regarding whether to pay an annual bonus and the amount of such bonus, if any, the Committee considers the bonus recommendations of the Chief Executive Officer and the process and factors used by the Chief Executive Officer in arriving at the bonus recommendations as described above. The Committee uses these recommendations as guidelines to determine the bonus payments to the named executives, but has discretion to raise or lower the recommended bonus amounts for any executive. The final determination of the bonus amounts payable to each of the named executives is in all cases made by the Committee in its sole discretion.

For 2009, the Committee determined that the process the Chief Executive Officer used to recommend bonus amounts for each of the named executive officers for 2009 was reasonable and that the proposed amounts of the 2009 bonuses were appropriate. The Committee determined in its discretion to pay bonus amounts to the named executives equal in each case to the amounts that the Chief Executive Officer recommended. The Committee did not make any further discretionary adjustments to the recommended bonus amounts.

Stock Options and Grants

We encourage, but do not insist on, executive ownership of NewMarket common stock. Methods of supporting ownership include the 2004 Incentive Plan and the company sponsored Savings Plan, which is discussed under “Retirement Benefits” below.

Under the 2004 Incentive Plan, we may grant executives and any employee or Board member options to purchase shares of NewMarket common stock, stock appreciation rights (SARs) along with those options, stock awards and incentive awards. We believe that the 2004 Incentive Plan will allow us to recruit and retain talented individuals by enabling such individuals to participate in our future success and align their interests with our interest and those of our shareholders. The Committee administers the 2004 Incentive Plan and has sole discretion to grant awards and place conditions on those awards in accompanying agreements, including on such factors as the exercisability of all or part of an option or SAR or on the transferability or forfeitability of any stock or incentive award by requiring, for example, the completion of a specified period of service with our company or our achievement of a certain level of financial performance or financial return. A grant of stock options entitles the executive to purchase a specified number of shares of common stock at a price the Committee fixes at the time of granting the option; provided, however, the price may not be less than the shares’ fair market value on the date of grant. At the time it grants the option, the Committee fixes the maximum period in which the option may be exercised but that period cannot exceed 10 years.

The 2004 Incentive Plan also contains change in control provisions that provide that if the agreement accompanying each award so provides, on or after the date of a change in control any option award and any SAR granted along with an option vest immediately, any stock award becomes immediately transferable and nonforfeitable and any incentive award is deemed earned in its entirety. We believe the change in control provisions provide flexibility as a tool to both attract and retain top talent.

Stock based compensation has been used as a retention tool and a long-term incentive mechanism for key employees. The most recent grants were awarded in 2001 and 2002. Consideration of new grants is made annually. For 2009, we continued to believe that the Company’s existing cash-based compensation and benefits programs were sufficient to ensure continued retention of the Company’s named executive officers. Therefore the Chief Executive Officer did not recommend any additional stock-based grants for 2009, and the Committee accepted the Chief Executive Officer’s recommendation for 2009 because it agreed that the Company’s existing cash-based compensation and benefits programs were sufficient for executive retention purposes. The Committee also determined for 2009 that the retirement benefit programs the Company offers continued to be sufficient to promote interest alignment between the Company’s executives and its shareholders in the long term. The Committee will continue to evaluate the need and effectiveness of stock-based compensation on an annual basis.

We have not timed nor do we plan to time our release of material non-public information for the purpose of affecting the value of executive compensation.

Retirement Benefits

We offer a number of retirement-related plans to provide security for current and future needs of our employees, including our named executive officers and their families. We believe that our benefit plans further our goals of attracting and retaining highly-qualified named executive officers. Our retention programs create management stability and solidify alignment of interest between the named executive officers and our long-term shareholders.

Pension Plan. We maintain a tax-qualified, defined benefit pension plan, which we refer to in this proxy statement as the Pension Plan, aimed at allowing employees, including the named executive officers, to retire comfortably at age 65. The Pension Plan is a final average pay plan based on an average of the participant’s three consecutive highest-paid years in the ten year period preceding retirement. Benefits are paid on a monthly basis according to the participant’s elected form of payment.

Savings Plan. In addition to the Pension Plan, we maintain a tax-qualified savings plan, which we refer to in this proxy statement as the Savings Plan, designed to provide employees, including the named executive officers, with a tax-effective method for saving for a comfortable retirement. We contribute 50% of the first 10% of base pay that the participant contributes to the Savings Plan in the form of NewMarket common stock. The participant’s contribution is 100% vested at all times, while company contributions vest incrementally until five years of service, when they become fully vested.

Based on research we conducted with Towers Watson, our actuarial consulting firm, we believe that the retirement benefits provided to our named executive officers under our pension and savings plans are reasonable and competitive compared to benefit plans maintained by other peer group companies.

Excess Benefit Plan. Because the Internal Revenue Code places limitations on the contributions highly-paid employees, such as the named executive officers, can make to the Pension Plan and the Savings Plan, we also provide an excess benefit plan, which we refer to in this proxy statement as the Excess Benefit Plan, to which we credit additional amounts for each participant such that the participant receives the benefits that would have been received but would otherwise exceed Internal Revenue Code limitations. A participant does not become eligible to receive payments under the Excess Benefit Plan unless employment terminates at a time or as a result of an event that would have caused the benefits to vest under the Pension Plan. All benefits under the Excess Benefit Plan are paid out of our general assets.

We believe these benefit programs allow us to attract and retain executives whose judgment, abilities and experience contribute to our continued success. We conduct annual reviews of the performance of the Savings Plan to ensure that participants are offered a breadth of investment options and services that will enable them to work toward a financially secure future.

Agreements with Executive Officers

We currently do not have employment agreements or change in control agreements with any of our executive officers. We have, however, entered into additional benefit agreements with Mr. Huang. The final accrual under the original additional benefit agreement (the Original Additional Benefit Agreement) was made in December 2008. Subsequently, we entered into a new additional benefit agreement with Mr. Huang (the New Additional Benefit Agreement).

Under the Original Additional Benefit Agreement, we agreed to credit to Mr. Huang an amount equal to 1/12th of $200,000 on the first day of each month commencing on January 1, 2006 and ending December 1, 2008. On December 31, 2006, Mr. Huang became 50% vested in his benefit and became 100% vested on December 31, 2007. Mr. Huang first becomes entitled to receive cash payments from the account after his employment with us ends but payments do not begin earlier than the first day of the month following the six-month anniversary of Mr. Huang’s termination of employment. If he dies or becomes disabled, he or his beneficiary receives the vested percentage of his account. In no case will Mr. Huang receive payments under the account if he is dismissed for cause or permitted to retire or resign in lieu of dismissal for cause or if he engages upon termination of his employment with us in certain prohibited conduct we consider competitive.

Under the New Additional Benefit Agreement, we agreed to credit to Mr. Huang an amount equal to 1/12th of $275,000 on the first day of each month commencing on January 1, 2009 and ending December 31, 2009. On December 31, 2009 Mr. Huang became 100% vested in his benefit and was paid the value of his account.

The additional benefit agreements with Mr. Huang were intended to serve a retention purpose. Mr. Huang possesses skills and experience that are uniquely valuable to the Company and which the Company would not be able to quickly or easily replace. As President of Afton Chemical Company, the Company’s primary operating subsidiary, Mr. Huang was and remains responsible for a portion of the Company’s business that is critically important to the Company’s overall success. As Mr. Huang approached retirement age it was important in the Committee’s estimation for the Company to enter into agreements with Mr. Huang designed to ensure Mr. Huang’s continued service to the Company as President of Afton Chemical. The agreements were intended to accomplish this goal and the amounts payable to Mr. Huang were recommended by senior management as amounts sufficient to ensure Mr. Huang’s continued service and approved by the Committee.

Other Policies

Internal Revenue Code Section 162(m) allows us to deduct compensation in excess of $1 million paid to our executive officers if certain criteria are satisfied. Awards made under the 2004 Incentive Plan generally will meet such criteria. Bonus Plan awards do not meet such criteria because the Committee exercises discretion in determining awards based on such factors the Committee deems relevant as described above under “Bonus.” The Committee does not, however, anticipate awarding compensation under the Bonus Plan that would result in the loss of a material tax deduction.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James E. Rogers, Chairman
Phyllis L. Cothran
Patrick D. Hanley
Charles B. Walker

February 18, 2010

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to total compensation of our Chief Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers of our company, whom we refer to in this proxy statement as the named executive officers, for the fiscal year ended December 31, 2009.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)

Thomas E. Gottwald President and Chief Executive Officer	2009 2008 2007	$675,000 650,000 528,000	$595,000 475,000 450,000		$0 0 0	$0 0 0	$0 0 0	$276,171 184,043 64,721	$33,750 32,500 26,400	$1,579,921 1,341,543 1,068,671

David A. Fiorenza Vice President, Treasurer and Principal Financial Officer	2009 2008 2007	$285,558 276,308 267,008	$190,000 150,000 150,000		$0 0 0	$0 0 0	$0 0 0	$236,008 153,422 90,322	$14,278 13,815 13,350	$725,844 593,545 520,680

C. S. Warren Huang President of Afton Chemical Corporation	2009 2008 2007	$370,725 355,100 338,125	$470,000 425,000 325,000	(4)	$0 0 0	$0 0 0	$0 0 0	$594,441 248,932 148,721	$293,536 217,755 216,906	$1,728,702 1,246,787 1,028,752

Steven M. Edmonds Vice President and General Counsel	2009 2008 2007	$286,850 272,975 260,000	$225,000 175,000 150,000		$0 0 0	$0 0 0	$0 0 0	$80,957 50,570 32,006	$14,343 13,649 13,000	$607,150 512,194 455,006

Bruce R. Hazelgrove, III Vice President-Corporate Resources	2009 2008 2007	$275,600 265,600 221,975	$275,000 190,000 175,000		$0 0 0	$0 0 0	$0 0 0	$88,956 49,622 19,405	$13,780 13,280 11,099	$653,336 518,502 427,479

(1)	The amounts in this column represent salaries before compensation reduction payments under the Savings Plan. The Savings Plan is a plan qualified under Section 401 of the Internal Revenue Code.
(2)	The amounts indicate the aggregate change in the actuarial present value of each of the named executive officer’s accrued benefit under the Pension Plan and the Excess Benefit Plan, which collectively we refer to in this proxy statement as the pension retirement plans, from December 31, 2008, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2008, to December 31, 2009, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2009. For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65) under the pension retirement plans, (b) a 6.25% discount rate for the measurement period ended December 31, 2008 and a 5.875% discount rate for the measurement period ended December 31, 2009, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 20 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference into this proxy statement.

(3)	We credited the following amounts under each of the plans or agreements listed below to each named executive officer:

Name	Savings Plan ($)	Excess Benefit Plan ($)	Additional Benefit Agreement		Total ($)

Thomas E. Gottwald	$12,250	$21,500	$0		$33,750

David A. Fiorenza	12,250	2,028	0		14,278

C. S. Warren Huang	12,250	6,286	275,000	(a)	293,536

Steven M. Edmonds	12,250	2,093	0		14,343

Bruce R. Hazelgrove, III	12,250	1,530	0		13,780

(a)

Represents the aggregate monthly amount credited to Mr. Huang under the Additional Benefit Agreement. During 2009, we credited, monthly, to Mr. Huang an amount equal to 1/12th of $275,000. As of December 31, 2009, 100% of that amount had vested and was paid to Mr. Huang. For further discussion, please see “Additional Benefit Agreements” below.

(4)	This amount includes a $60,000 special bonus granted to Mr. Huang in June 2008 by the Compensation Committee in consideration for the successful management of our Afton Chemical Corporation subsidiary.

Additional Benefit Agreements

We entered into the New Additional Benefit Agreement for 2009 with Mr. Huang on December 17, 2008. This agreement provided that commencing on January 1, 2009 and through December 31, 2009 (or until the first day of the month preceding his termination of employment, if earlier), we would credit monthly to Mr. Huang an amount equal to 1/12th of $275,000. Mr. Huang became 100% vested in his benefit on December 31, 2009 and was paid the value of his account on that date.

Previously, we entered into the Original Additional Benefit Agreement with Mr. Huang on May 1, 2006. Pursuant to the terms of this agreement, commencing on January 1, 2006 and through December 31, 2008 (or until the first day of the month preceding his termination of employment, if earlier), we credited monthly to Mr. Huang an amount equal to 1/12th of $200,000. Fifty percent of the amount credited became vested on December 31, 2006 and 100% of the amount credited to Mr. Huang became vested on December 31, 2007. Generally, Mr. Huang will not be eligible to receive this additional benefit, which will be paid in cash, until six months after termination of his employment from our company or our affiliates. In the event that Mr. Huang is dismissed for cause (for fraud, dishonesty or the conviction of, or pleading guilty to, a felony, or embezzlement from our company or an affiliate) or he engages, without the consent of our company, in prohibited conduct within 36 months following the termination of his employment for any reason from our company, he will forfeit his entire interest in the agreement.

The term “prohibited conduct” generally means engaging in competitive activities or working for, owning, managing, operating, controlling or participating in the ownership, management, operation or control of an entity or person engaged in competitive activities, or providing consulting or advisory services to an entity or person engaged in competitive activities. The term “competitive activities” generally means business activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, under an existing business plan, will be sold) to our paying customers and (2) for which Mr. Huang has the responsibility to plan, develop, manage, market or oversee, or had any such responsibility within Mr. Huang’s most recent 36 months of employment with our company.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of unexercised stock options for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2009. There were no other equity awards such as SARs or similar instruments, nonvested stock (including restricted stock, restricted stock units or other similar instruments) or incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2009.

	Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Thomas E. Gottwald	30,000	(1)	0	0	$4.35	September 28, 2011

David A. Fiorenza	0		0	0	—	—

C. S. Warren Huang	0		0	0	—	—

Steven M. Edmonds	0		0	0	—	—

Bruce R. Hazelgrove, III	0		0	0	—	—

(1)	We issued these options in 2001 under Ethyl Corporation’s 1982 Stock Option Plan. We provided stock-based compensation opportunities for executives and key employees under the 1982 Stock Option Plan until March 2, 2004, when the plan terminated. No further options will be granted under the 1982 Stock Option Plan

Option Exercises and Stock Vested

There were no exercises of options, SARs or similar instruments or vesting of stock (including restricted stock, restricted stock units or other similar instruments) by the named executive officers during the fiscal year ended December 31, 2009.

Pension Benefits

The following table presents information as of December 31, 2009 concerning each defined benefit plan of our company that provides for payments or other benefits to the named executive officers at, following or in connection with retirement:

		Number of Years Credited Service		Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)		($)	($)

Thomas E. Gottwald	Pension Plan Excess Benefit Plan (Pension Plan Component)	18 18	(1) (1)	$165,322 757,161	$0 0

David A. Fiorenza	Pension Plan Excess Benefit Plan (Pension Plan Component)	36 36		$466,156 525,228	0 0

C. S. Warren Huang	Pension Plan Excess Benefit Plan (Pension Plan Component)	30 30		$407,823 1,248,118	0 0

Steven M. Edmonds	Pension Plan Excess Benefit Plan (Pension Plan Component)	7 7		$168,544 95,787	0 0

Bruce R. Hazelgrove, III	Pension Plan Excess Benefit Plan (Pension Plan Component)	13 13		$152,209 104,900	0 0

(1)	As of December 31, 2009, Mr. Thomas Gottwald had 23 years of service with our company and affiliate or predecessor employers, but only 18 years were applicable as credits for service under the Pension Plan and Excess Benefit Plan. Mr. Thomas Gottwald could not apply his full 23 years of service with our company and affiliate or predecessor employers because he had not continuously worked for our company and affiliate or predecessor employers for 23 years. For a period of time, he worked for an entity unrelated to our company and affiliate or predecessor employers.

For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65) under the pension retirement plans, (b) a 5.875% discount rate for the measurement period ended December 31, 2009, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 20 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference into this proxy statement.

Pension Plan

We maintain the Pension Plan, which is a defined benefit plan that covers, generally, full-time salaried U.S. employees of our company and participating subsidiaries who are not covered by a collective bargaining agreement. We have reserved the right to terminate or amend the Pension Plan at any time, subject to certain restrictions identified in the Pension Plan.

The benefit formula under the Pension Plan is based on the participant’s final-average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of our named executive officers as of December 31, 2009, were: Thomas E. Gottwald, 18;

David A. Fiorenza, 36; C. S. Warren Huang, 30; Steven M. Edmonds, 7; and Bruce R. Hazelgrove, III, 13. Benefits under the pension retirement plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits are not subject to reduction for Social Security. On December 31, 2000, we terminated our tax-qualified defined benefit plan for our salaried employees in the United States, which for the purposes of this discussion we refer to as the prior plan, and implemented the Pension Plan with an identical formula on January 1, 2001. For purposes of determining pension benefit service under the Pension Plan, participants receive credit for years of pension benefit service earned under the prior plan; however, their benefits under the Pension Plan are offset by benefits that we paid to them under the prior plan.

Subject to certain limitations, a participant who reaches normal retirement age (65 years of age) receives an annuity for life payable monthly beginning on his normal retirement date (as defined in the Pension Plan) at a monthly allowance equal to the difference between the following:

•	1.1% of his final average pay plus 1.5% of the excess of his final average pay over his covered compensation, multiplied by his number of years of pension benefit service; and

•

the sum of (1) any annual benefit accrued or paid under any other qualified defined benefit plan sponsored or previously maintained by an affiliate of our company or any predecessor employer, (2) any annual benefit accrued under a multi-employer defined benefit plan contributed to by an affiliate of our company on behalf of the participant and (3) the participant’s December 31, 2000 accrued benefit under the prior plan, which we paid out when we terminated the prior plan.

Subject to certain limitations, a participant who retires before his normal retirement date and who has completed 10 years of vesting service and reached age 55 may receive a monthly annuity beginning on his early retirement date (as defined in the Pension Plan).

The early retirement annuity is based on the participant’s normal retirement benefit but is reduced actuarially to reflect commencement prior to age 65.

Excess Benefit Plan

The Internal Revenue Code limits the amount of pension benefits companies may pay under federal income tax qualified plans. As a result, our Board of Directors adopted the Excess Benefit Plan, under which we will make additional payments so that a person affected by the Internal Revenue Code limitations will receive the same amount he otherwise would have received under the Pension Plan and the Savings Plan but for the Internal Revenue Code limitations. We have reserved the right to terminate or amend the Excess Benefit Plan at any time.

We maintain the Excess Benefit Plan in the form of a nonqualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under our Pension Plan and Savings Plan and the benefits they would have accrued under those plans but for the maximum benefit and the limit on annual additions and the limitation on compensation that may be recognized under the Internal Revenue Code. The Excess Benefit Plan is divided into two components, a component for excess contributions credited under the Savings Plan formula and a component for excess benefits accrued under the Pension Plan formula. With respect to the Pension Plan component of the Excess Benefit Plan, which we refer to in this proxy statement as the Pension Plan component, the eligible individuals will accrue the amount that they would have accrued under the Pension Plan but for the limitations recognized by the Internal Revenue Code. With respect to the Savings Plan component of the Excess Benefit Plan, which we refer to as the Savings Plan component, the eligible individuals will be credited with the matching contributions that the company would have made to the Savings Plan but for the limitations recognized by the Internal Revenue Code. The Savings Plan component is hypothetically invested phantom shares of NewMarket common stock based on the fair market value at the end of the month in which the amounts are credited. The amounts credited to the Savings Plan component reflect contributions that cannot be made to the Savings Plan because of Internal Revenue Code limitations or are phantom dividends on shares of phantom stock already credited to the participant’s account.

Benefits accrued under the two components of the Excess Benefit Plan are distributed in the following manner: (1) the Pension Plan component is paid in cash (A) with respect to benefits earned prior to January 1, 2005 at the same time and in the same form as benefits are paid to the eligible individuals under the Pension Plan and (B) with respect to benefits earned after December 31, 2004, in an annuity form elected by the participant and (2) the Savings Plan component is paid in cash (a cash amount equal to the fair market value of NewMarket common stock on the date of payment) in a lump sum following termination of employment. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment. The fair market value of NewMarket common stock was $34.91 on December 31, 2008 and $114.77 on December 31, 2009. All benefits under the Excess Benefit Plan vest if the participant is terminated (other than for reasons of fraud and dishonesty) within three years of a change in control of our company (as defined in the Excess Benefit Plan).

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan component of our Excess Benefit Plan, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified, and the benefit credited to Mr. Huang under the Original Additional Benefit Agreement. For a discussion of our Excess Benefit Plan, see “Pension Benefits—Excess Benefit Plan” on page 23.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Thomas E. Gottwald	$0	$21,500	$971,182	$0	$1,383,741

David A. Fiorenza	0	2,028	140,843	0	201,486

C. S. Warren Huang	0	6,286	355,894	0	508,415

Steven M. Edmonds	0	2,093	29,621	0	41,616

Bruce R. Hazelgrove, III	0	1,530	8,145	0	11,015

(1)	For further discussion, see footnote 3 under the Summary Compensation Table on page 20.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Additional Benefit Agreement with Mr. Huang

On May 1, 2006, we entered into the Original Additional Benefit Agreement with Mr. Huang. Pursuant to the terms of this agreement, commencing on January 1, 2006 and through December 31, 2008, we credited monthly to Mr. Huang an amount equal to 1/12th of $200,000. One hundred percent of the amount credited to Mr. Huang became vested on December 31, 2008. Generally, Mr. Huang will not be eligible to receive this additional benefit, which will be paid in cash, until six months after termination of his employment from our company or our affiliates. In the event that Mr. Huang is dismissed for cause (for fraud, dishonesty or the conviction of, or pleading guilty to, a felony, or embezzlement from our company or an affiliate) or he engages, without the consent of our company, in prohibited conduct within 36 months following the termination of his employment for any reason from our company, he will forfeit his entire interest in the agreement.

Except in the case of death or disability, Mr. Huang first becomes eligible to receive payments under the Original Additional Benefit Agreement when his employment with our company ends but payments do not begin earlier than the first day of the month following the six-month anniversary of Mr. Huang’s termination of employment. Mr. Huang has elected to receive those payments in cash.

Assuming Mr. Huang had resigned from our company on December 31, 2009, or if he had been dismissed on that date for reasons other than for cause, he would at that time have been 100% vested in his benefit and would have been entitled to a single, lump sum payment of $600,000.

Assuming Mr. Huang had died or had become disabled on December 31, 2009, he or his beneficiary would have been entitled to 100% of the value of his benefit, or $600,000. We would have made this payment in a single, lump sum.

Assuming Mr. Huang dies or becomes disabled after December 31, 2009, but prior to his termination of employment with our company, he or his beneficiary will be entitled to the vested percentage (100%) of the value of his benefit as of the date of death or disability. We will pay that amount in a single, lump sum. If Mr. Huang dies after payments have begun but before the distribution of his entire interest in the account, his beneficiary will be entitled to the remaining balance of the account in a single, lump sum payment.

2004 Incentive Plan

Subject to the terms of any agreements accompanying awards under the 2004 Incentive Plan, on or after the date of a change in control of our company (as defined in the 2004 Incentive Plan), any option award granted to the executive and any SAR granted along with that option vests immediately, any stock award granted to the executive becomes immediately transferable and nonforfeitable and any incentive award granted to the executive is deemed earned in its entirety.

The Compensation Committee, which administers the 2004 Incentive Plan, may prescribe at the time it makes awards under the Plan in the agreements accompanying the awards other provisions related to vesting, transferability or forfeitability of awards in the case of death, disability, retirement or termination of the named executive officers. We have not made any awards to named executive officers under the 2004 Incentive Plan.

Excess Benefit Plan

Termination Following a Change in Control. In the event of a change in control of our company (as defined in the Excess Benefit Plan), if the executive is terminated within a three-year period commencing on the change in control date, for reasons other than fraud, dishonesty, conviction of, or pleading guilty to, a felony or embezzlement from our company, he will be fully vested in all benefits he has accrued under the Excess Benefit Plan as of the date his employment is terminated.

Upon termination, the executive will receive benefits under the Pension Plan component of the Excess Benefit Plan (1) with respect to benefits earned prior to January 1, 2005, the date the executive’s benefits commence under the Pension Plan with respect to the Pension Plan component or (2) with respect to benefits earned on and after January 1, 2005, on the later of separation from service or participant’s early retirement date under the Pension Plan, the Savings Plan component is paid the first day of the month following the executive’s separation from service. Benefits under the Savings Plan component are paid in cash in a single lump sum. Benefits under the Pension Plan component are paid in an annuity form. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment.

Retirement; Other Terminations; Disability; and Death. If an executive retires, becomes disabled, dies or terminates employment with our company due to reasons other than fraud, dishonesty, conviction of or pleading guilty to a felony or embezzlement, and any one of those events occurs at a time that would have caused his benefits under the terms of the Pension Plan or Savings Plan to vest, the executive will be entitled to a benefit equal to the actuarial equivalent of the difference between the benefits that have accrued to the executive under the Pension Plan plus the employer-provided accrued benefit (exclusive of earnings reduction contributions) under the Savings Plan and the benefits the executive would have accrued under the Pension Plan plus the company-provided accrued benefit (exclusive of earnings reduction contributions) under the Savings Plan but for the application of Internal Revenue Code Sections 415 and 401(a)(17).

Upon the occurrence of any of the events described above, the executive or his beneficiary will receive benefits under the Pension Plan component of the Excess Benefit Plan (1) with respect to benefits earned prior to January 1, 2005, the date the executive’s benefits commence under the Pension Plan or (2) with respect to benefits earned on and after January 1, 2005, on the later of separation from service or participant’s early retirement date under the Pension Plan, the Savings Plan component is paid the first day of the month following the executive’s separation from service. Benefits under the Savings Plan component are paid in cash in a single lump sum. Benefits under the Pension Plan component are paid in an annuity form. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment.

The table included below provides information with respect to the present value of the benefits we would have had to pay to the named executive officers or their beneficiaries under the provisions of the Excess Benefit Plan assuming any of the events described above had occurred on December 31, 2009.

Name	Retirement		Termination	Termination Due to a Change in Control	Disability	Death(1)
Thomas E. Gottwald	$0	(2)	$757,161	$757,161	$757,161	$352,459

David A. Fiorenza(3)	503,680		525,228	525,228	525,228	245,413

C. S. Warren Huang(3)	1,195,007		1,248,118	1,248,118	1,248,118	588,613

Steven M. Edmonds	0	(2)	95,787	95,787	95,787	45,403

Bruce R. Hazelgrove, III	0	(2)	104,900	104,900	104,900	49,062

(1)	The amounts to which the named executive officers’ surviving spouses or beneficiaries would have been entitled on December 31, 2009 are reduced because the Excess Benefit Plan provides that if a participant dies while in the service of our company, his surviving spouse will receive payments in the form of a joint and survivor annuity at a rate reduced by 50%.
(2)	As of December 31, 2009, Messrs. Thomas Gottwald, Edmonds and Hazelgrove had not met the requirements that would make them eligible to receive an early retirement payment. To be eligible for such a payment, an individual must attain the age of 55 and have been in our company’s employ for 10 years.
(3)	The amounts presented for Messrs. Fiorenza and Huang are based on an immediate commencement of benefits as they were both eligible to retire on December 31, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for NewMarket’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of NewMarket’s consolidated financial statements and the effectiveness of NewMarket’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, NewMarket’s independent registered public accounting firm.

Management represented to the Audit Committee that NewMarket’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PricewaterhouseCoopers LLP that firm’s independence from NewMarket.

Based upon the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NewMarket’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by NewMarket’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence from NewMarket. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, and Tax services, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Principal Financial Officer to monitor the performance of the services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy. Both the Principal Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Principal Financial Officer or any member of management.

THE AUDIT COMMITTEE

Charles B. Walker, Chairman
Phyllis L. Cothran
Mark M. Gambill
Patrick D. Hanley

February 17, 2010

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to shareholder approval. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP’s principal function is to audit management’s assessment of the effectiveness of NewMarket’s internal control over financial reporting and our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in our quarterly reports.

The Audit Committee and our Board of Directors recommend that you vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Fees Billed by PricewaterhouseCoopers LLP

The following table sets forth the fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP to us for the fiscal years ended December 31, 2009 and 2008:

	2009	2008

Audit Fees	$1,452,000	$1,420,000

Audit-Related Fees	—	—

Tax Fees	434,000	597,000

All Other Fees	4,000	4,000

Total fees	$1,890,000	$2,021,000

Audit Fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning.

All Other Fees include licensing fees associated with our use of PricewaterhouseCoopers LLP’s on-line information database containing accounting pronouncements and other authoritative guidance.

As a part of its deliberations, the Audit Committee has considered whether the provision of services described above under “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

SHAREHOLDER PROPOSALS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2011 annual meeting of shareholders must present such proposal to our company’s corporate secretary at our principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 3, 2010, in order for the proposal to be considered for inclusion in our proxy statement. We will consider such proposals in accordance with the Securities and Exchange Commission’s rules governing the solicitation of proxies. We anticipate holding the 2011 annual meeting on April 28, 2011.

The NewMarket amended bylaws provide that a NewMarket shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our company’s corporate secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day prior to the annual meeting and not earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2011 annual meeting is to be held on April 28, 2011, our corporate secretary must receive written notice of a shareholder proposal to be acted upon at the 2010 annual meeting not later than the close of business on January 22, 2011 nor earlier than December 23, 2010.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the NewMarket bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in the NewMarket amended bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

We will furnish any shareholder desiring a copy of our amended bylaws without charge by writing to our corporate secretary as described in “Certain Matters Relating to Proxy Materials and Annual Reports — Notice of Internet Availability of Proxy Materials.”

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Notice of Internet Availability of Proxy Materials

If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. Alternatively, you may vote by telephone or order a paper copy of the proxy materials at no charge on or before April 12, 2010 by following the instructions provided in the Notice.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The Securities and Exchange Commission rules permit us, with your consent, to deliver a single Notice to any household at which two or more shareholders of record reside at the same address. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record who reside at the same address and receive a single Notice may also request a separate copy of future proxy statements and annual reports by calling 1-800-625-5191 (toll-free).

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements. Requests should be directed to our corporate secretary as described above. A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

DIRECTIONS TO THE ANNUAL MEETING

Virginia Historical Society

422 N. Boulevard

Richmond, Virginia 23221

From Southside, Petersburg, Emporia (I-95)

Take I-95 North. Immediately after crossing the James River Bridge on I-95, take the first exit (74A) onto I-195 (Downtown Expressway). There is a $0.70 toll. Take the Boulevard exit. Proceed on Idlewood Avenue until it intersects with the Boulevard. Turn right on the Boulevard. The Virginia Historical Society is on your left at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

From Washington D.C. and Fredericksburg (I-95)

Take I-95 South/ I-64 East to Exit 78 (Boulevard). Turn right onto Boulevard (heading south). Proceed on Boulevard, crossing over Broad Street, Grace Street, Monument Avenue, and Patterson Avenue. Turn right onto the next street (Kensington Avenue). The Virginia Historical Society is on your left at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

From Charlottesville, Waynesboro, and Staunton (I-64)

Take I-95/ I/64 East to Exit 78 (Boulevard). Turn right onto Boulevard (heading south). Proceed on Boulevard, crossing over Broad Street, Grace Street, Monument Avenue, and Patterson Avenue. Turn right onto the next street (Kensington Avenue). The Virginia Historical Society is on your left at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

From Virginia Beach and Norfolk (I-64)

Take I-64 West. Take exit 78 (the Boulevard). Following signs for the Boulevard, turn left off exit ramp (proceed 0.1 miles). Turn right onto Robin Hood Road and move to the left lane (proceed 0.1 miles). Turn left onto the Boulevard (proceed 1.2 miles). Turn right onto Kensington Avenue. The Virginia Historical Society is at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

OTHER MATTERS

Our Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their discretion.

Annex A

NEWMARKET CORPORATION

Independence Determination Guidelines

For a director to be deemed “independent,” the Board of Directors of NewMarket Corporation (“NewMarket”) shall affirmatively determine that the director has no material relationship with NewMarket either directly or as a partner, shareholder or officer of an organization that has a relationship with NewMarket. In making this determination, the Board of Directors shall apply the following standards, in which case a director will be deemed not independent:

1.	A director is, or has been within the last three years, an employee of NewMarket, or an immediate family member is, or has been within the last three years, an executive officer, of NewMarket. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director has received or has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from NewMarket (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.	(A) A director or an immediate family member is a current partner of a firm that is NewMarket’s internal or external auditor; (B) a director is a current employee of such a firm; (C) a director has an immediate family member who is a current employee of such a firm and who personally participates in the audit of NewMarket; or (D) a director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on NewMarket’s audit within that time.

4.	A director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of NewMarket’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, NewMarket for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000004
			Electronic Voting Instructions

			You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
			Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

			VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
			Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 21, 2010.

			Vote by Internet
			• Log on to the Internet and go to www.envisionreports.com/NEU
			• Follow the steps outlined on the secured website.
			Vote by telephone
			• Call toll free 1-800-652-VOTE (8683) within the USA, US Territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Phyllis L. Cothran	☐	☐	02 - Mark M. Gambill	☐	☐	03 - Bruce C. Gottwald	☐	☐

04 - Thomas E. Gottwald	☐	☐	05 - Patrick D. Hanley	☐	☐	06 - James E. Rogers	☐	☐

07 - Charles B. Walker	☐	☐

	For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2010.	☐	☐	☐	3. In their discretion, the Proxyholders are authorized to vote upon such other business and matters as may properly come before the Annual Meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign name exactly as it appears on the stock certificate. Only one of the several joint owners or co-owners need sign.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¡		C 1234567890 J N T 7 1 A V 0 2 4 5 1 4 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#> 015BSA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NewMarket Corporation

Richmond, Virginia

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 22, 2010

The undersigned hereby appoints Bruce C. Gottwald and Patrick D. Hanley, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in NewMarket Corporation, at the annual meeting of shareholders to be held April 22, 2010, and at any and all adjournments or postponements thereof (the “Annual Meeting”):

This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees, FOR Proposal 2, and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)